Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-36265, 333-68285, 333-72921, 333-47508, 333-90414, 333-129986, 333-136295, 333-151560, 333-189232, 333-192723, 333-200806, 333-218500, and 333-231914, on Form S-8, of our report dated March 16, 2021, relating to the financial statements of The Gap, Inc. and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the fiscal year ended January 30, 2021.

/s/Deloitte & Touche LLP

San Francisco, California
March 16, 2021